As filed with the Securities and Exchange Commission on May 15, 2008

Registration No. 333—

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GREEN MOUNTAIN COFFEE ROASTERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	03-0339228
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

33 Coffee Lane, Waterbury, Vermont 05676

(Address of Principal Executive Offices)

Green Mountain Coffee Roasters, Inc. 2006 Incentive Plan, as amended

Inducement Option Grant Outside of a Plan

(Full titles of the plans)

Lawrence J. Blanford

Green Mountain Coffee Roasters, Inc.

33 Coffee Lane

Waterbury, Vermont 05676

(Name and address of agent for service)

(802) 244-5621

(Telephone number, including area code, of agent for service)

Copy to:

Jane D. Goldstein, Esq.

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Telephone: (617) 951-7431

Facsimile: (617) 235-0376

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑

Non-accelerated filer ☐	Smaller Reporting Company ☐

Calculation of Registration Fee

Title Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.10 per share	210,050	(2)	$27.37		$5,749,068.50	$225.94
Common Stock, par value $0.10 per share	20,000	(2)	$26.42		$528,400	$20.77
Common Stock, par value $0.10 per share	469,950	(3)	$37.60	(4)	$17,670,120.00	$694.44
Common Stock, par value $0.10 per share	210,000	(5)	$23.57		$4,949,700	$194.53
TOTALS	910,000				$28,897,288.50	$1,135.68

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminable number of additional shares of Common Stock that may become issuable pursuant to terms designed to prevent dilution resulting from stock splits, stock dividends or similar events.

(2) Represents shares of Common Stock reserved for issuance upon the exercise of options previously granted under the 2006 Incentive Plan, as amended (the “2006 Incentive Plan”).

(3) Represents shares of Common Stock reserved for issuance pursuant to options available for grant (but not yet granted) under the 2006 Incentive Plan.

(4) Estimated solely for the purposes of calculating the amount of the registration fee. In accordance with Rule 457(h) and (c) of the Securities Act of 1933, as amended, the price shown is the average of the high and low selling prices of the Common Stock for May 12, 2008 as reported on the NASDAQ Global Market.

(5) Represents shares of Common Stock reserved for issuance upon the exercise of inducement options granted on May 4, 2007 to Lawrence J. Blanford in connection with his employment. The shares have been adjusted to reflect the Registrant’s three-for-one stock split effected on July 27, 2007.

EXPLANATORY NOTE

This Registration Statement registers 210,000 shares reserved for issuance upon the exercise of inducement options granted on May 4, 2007 to Lawrence J. Blanford in connection with his employment and an additional 700,000 shares reserved for issuance upon the exercise of options under the Registrant’s 2006 Incentive Plan, as amended. At the Registrant’s 2008 Annual Meeting, the Registrant’s stockholders approved an amendment to the 2006 Incentive Plan increasing the number of shares issuable thereunder from 900,000 shares to 1,600,000 shares. The Registrant previously registered the 900,000 shares issuable upon the exercise of options under the Registrant’s 2006 Incentive Plan on the Registrant’s registration statement (File No. 333-141567) on Form S-8 filed with the Securities and Exchange Commission on March 26, 2007. The share numbers throughout this Registration Statement have been adjusted, where applicable, to reflect the Registrant’s three-for-one stock split effected on July 27, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

With respect to the registration of the shares issuable pursuant to the 2006 Incentive Plan, as amended, the Registrant incorporates by reference into this registration statement the registrant’s registration statement (File No. 333-141567) on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on March 26, 2007.

The following documents filed by the Registrant with the Commission are also incorporated herein by reference:

(A) The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 29, 2007;

(B) The Registrant’s Quarterly Reports on Form 10-Q for the thirteen weeks ended December 29, 2007 and the thirteen weeks ended March 29, 2008;

(C) The Registrant’s Current Reports on Form 8-K filed on October 2, 2008, November 13, 2008, December 4, 2008, March 19, 2008, and April 1, 2008; and

(D) The description of the Registrant’s Common Stock contained in the section entitled “Description of Capital Stock” of the Registrant’s Registration Statement on Form SB-2 filed on July 28, 1993 and declared effective on September 21, 1993 (File No. 33-66646) (which is incorporated by reference to Item 1 of the Registrant’s Registration Statement on Form 8-A (File No. 0-22398), dated September 10, 1993, filed pursuant to Section 12 of the Exchange Act).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, are incorporated herein by reference from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which relates to unlawful payment of dividends and unlawful stock purchases and redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the statutes of Delaware contain provisions to the general effect that any director shall in the performance of his duties be fully protected in relying in good faith upon the books of account or records of the corporation or statements prepared by any official of the corporation.

Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145 of the Delaware General Corporation Law.

The Registrant’s Certificate of Incorporation and Bylaws state that the Registrant shall indemnify its officers, directors, and employees, and may indemnify its agents, to the full extent permitted by the laws of the State of Delaware. The Registrant currently maintains an officers’ and directors’ liability insurance policy which covers, subject to the exclusions and limitations of the policy, officers and directors of the Registrant against certain liabilities which may be incurred by them solely in such capacities.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Nonstatutory Stock Option Certificate dated January 22, 2008 between Green Mountain Coffee Roasters, Inc. and Lawrence J. Blanford (filed herewith)
4.2	Green Mountain Coffee Roasters, Inc. 2006 Incentive Plan, as amended (incorporated by reference to Appendix C of the Definitive Proxy Statement filed on January 28, 2008)
5	Opinion of Ropes & Gray LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Ropes & Gray LLP (contained in Exhibit 5)
24	Powers of Attorney (included on signature page)

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, That paragraphs (a)1(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Waterbury, State of Vermont, on May 15, 2008.

GREEN MOUNTAIN COFFEE ROASTERS, INC.
By:	/s/ Frances G. Rathke
Frances G. Rathke Chief Financial Officer, Treasurer and Secretary

POWER OF ATTORNEY AND SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Lawrence J. Blanford and Frances G. Rathke and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 to be filed by Green Mountain Coffee Roasters, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Lawrence J. Blanford LAWRENCE J. BLANFORD	President and Chief Executive Officer (Principal Executive Officer)	May 15, 2008

/s/ Frances G. Rathke FRANCES G. RATHKE	Chief Financial Officer, Treasurer, Secretary (Principal Financial and Accounting Officer)	May 15, 2008

/s/ Robert P. Stiller ROBERT P. STILLER	Chairman of the Board of Directors	May 15, 2008

/s/ William D. Davis WILLIAM D. DAVIS	Director	May 15, 2008

/s/ Jules A. del Vecchio JULES A. DEL VECCHIO	Director	May 15, 2008

/s/ Hinda Miller HINDA MILLER	Director	May 15, 2008

/s/ David E. Moran DAVID E. MORAN	Director	May 15, 2008

/s/ Michael J. Mardy MICHAEL J. MARDY	Director	May 15, 2008

EXHIBIT INDEX

Exhibit No.	Description
4.1	Nonstatutory Stock Option Certificate dated January 22, 2008 between Green Mountain Coffee Roasters, Inc. and Lawrence J. Blanford (filed herewith)
4.2	Green Mountain Coffee Roasters, Inc. 2006 Incentive Plan, as amended (incorporated by reference to Appendix C of the Definitive Proxy Statement filed on January 28, 2008)
5	Opinion of Ropes & Gray LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Ropes & Gray LLP (contained in Exhibit 5)
24	Powers of Attorney (included on signature page)